EXHIBIT 10.2

Proposed Revision July 20, 2004

AMENDED AND RESTATED NETIQ CORPORATION

CHANGE OF CONTROL SEVERANCE AGREEMENT

This Amended and Restated Change of Control Severance Agreement (the “Agreement”) is made and entered into effective as of                          (the “Effective Date”), by and between                          (the “Employee”) and NetIQ Corporation, a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 1 below.

R E C I T A L S

A. The Company may from time to time consider the possibility of a Change of Control. The Board of Directors of the Company (the “Board”) recognizes that the possibility of such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities.

B. The Board believes that it is in the best interests of the Company and its shareholders to provide the Employee with an incentive to continue his or her employment and to maximize the value of the Company upon a Change of Control for the benefit of its shareholders.

C. In order to provide the Employee with appropriate financial security and sufficient incentive to remain with the Company notwithstanding the possibility of a Change of Control, the Board believes that it is in the best interests of the Company to provide the Employee with certain severance benefits upon the Employee’s termination of employment following a Change of Control.

AGREEMENT

In consideration of the mutual covenants herein contained and the continued employment of the Employee by the Company, the parties agree as follows:

1. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a) Cause. “Cause” shall mean (i) any act of personal dishonesty taken by the Employee in connection with his or her responsibilities as an employee which is intended to result in substantial personal enrichment of the Employee and is reasonably likely to result in material harm to the Company, (ii) Employee’s conviction of a felony which the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business, (iii) a willful act by the Employee which constitutes misconduct and is materially injurious to the Company, and (iv) continued willful violations by the Employee of the Employee’s obligations to the Company after there has been delivered to the Employee a written demand for performance from the Company which describes the basis for the Company’s belief that the Employee has not substantially performed his or her duties.

(b) Change of Control. “Change of Control” shall mean the first to occur of any of the following events after the date hereof:

(i) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into or exchanged for voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(ii) (A) any approval by the shareholders of the Company of a plan of complete liquidation of the Company, other than as a result of insolvency, or (B) the consummation of the sale or disposition (or the last in a series of sales or dispositions) by the Company of all or substantially all of the Company’s assets, other than a sale or disposition to a wholly-owned direct or indirect subsidiary of the Company and other than a sale or disposition which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (by being converted into or exchanged for voting securities of the entity to which such sale or disposition was made) more than fifty percent (50%) of the total voting power represented by the voting securities of the entity to which such sale or disposition was made after such sale or disposition; or

(iii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becoming the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; or

(iv) during any period of two consecutive years after the Effective Date, Incumbent Directors cease for any reason to constitute a majority of the Board. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the Effective Date, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors then still in office who either were directors on the Effective Date or whose election or nomination for election was so approved.

(c) Compensation Continuation Period. “Compensation Continuation Period” shall mean the period of time commencing with the date of the Employee’s Involuntary Termination at any time within twelve (12) months after a Change of Control and ending with the expiration of eighteen (18) months following the date of the Employee’s Involuntary Termination.

(d) Constructive Termination. “Constructive Termination” shall mean a resignation by the Employee within 90 days after the occurrence of any of the following: (i) without the Employee’s express written consent, a material reduction of the Employee’s duties, position or responsibilities relative to the Employee’s duties, position or responsibilities in effect immediately prior to the Change of Control, or the removal of the Employee from such position, duties and responsibilities, unless the Employee is provided with substantially comparable duties, position and responsibilities; (ii) without the Employee’s express written consent, a material reduction of the facilities and perquisites (including without limitation office space, location and administrative support) available to the Employee immediately prior to such reduction; (iii) a reduction by the Company of the Employee’s base salary or bonus opportunity as in effect immediately prior to such reduction; (iv) a material reduction by the Company in the kind or level of employee benefits to which the Employee is entitled immediately prior to such reduction with the result that the Employee’s overall benefits package is materially reduced; (v) without the Employee’s express written consent, the relocation of the Employee to a facility or a location more than fifty (50) miles from his or her current location; or (vi) the failure of the Company to obtain the assumption of this Agreement by any successors contemplated in Section 6 below.

(e) Involuntary Termination. “Involuntary Termination” shall mean Constructive Termination or a termination of the Employee by the Company without Cause.

2. Term of Agreement. This Agreement shall be in effect for the period commencing on the Effective Date and ending on the third anniversary of the Effective Date.

3. At-Will Employment. The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at-will, as defined under applicable law. If the Employee’s employment terminates for any reason, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, or as may otherwise be established under the Company’s then existing employee benefit plans or policies at the time of termination.

4. Change of Control and Severance Benefits; Non-solicitation.

(a) Termination Following A Change of Control.

(i) Severance Payments. If the Employee’s employment with the Company terminates as a result of an Involuntary Termination at any time within twelve (12) months after a Change of Control, then the Employee shall be entitled to receive from the Company an aggregate amount (the “Severance Amount”) equal to (A) one and one-half (1.5) times the Employee’s annual base salary in effect on the date of termination plus (B) one and one-half (1.5) times the Employee’s annualized target bonus amount under the Company’s Management Incentive Plan in effect on the date of termination. The Company shall pay the

Severance Amount to the Employee in equal installments on a bi-weekly basis over the Compensation Continuation Period. In addition, during the Compensation Continuation Period, through COBRA or otherwise the Company shall continue to make available to the Employee and Employee’s spouse and dependents covered under any group health plans or life insurance plans of the Company on the date of such termination of employment, all group health, life and other similar insurance plans in which Employee or such Covered Dependents participate on the date of the Employee’s termination at the same cost to the Employee as the Employee paid for such benefits prior to termination of employment. To the extent the Company cannot continue to provide such benefits it will pay the Employee an amount that would be sufficient to enable the Employee to purchase such benefits from a third party at the same cost to the Employee as the Employee paid for such benefits prior to the termination of employment. Notwithstanding any of the foregoing, if the Employee breaches its obligation in paragraph (d) or (e) of this Section 4, from and after the date of such breach (x) the Employee will no longer be entitled to, and the Company will no longer be obligated to pay, any remaining unpaid portion of the Severance Amount and (y) the Employee will no longer be entitled to, and the Company will no longer be obligated to make available to Employee or Employee’s spouse or dependents, any group health, life or other similar insurance plans or any payment in respect of such plans to the extent the Company cannot continue to provide such benefits.

(ii) Option Acceleration. If the Employee’s employment with the Company terminates as a result of an Involuntary Termination at any time within twelve (12) months after a Change of Control, then the vesting and exercisability of each option, stock purchase right or restricted stock award (each, a “Stock Award”) shall be automatically accelerated in full and the forfeiture provisions and/or Company right of repurchase of each Stock Award shall automatically lapse in full.

(iii) Other Termination. If the Employee’s employment with the Company terminates other than as a result of an Involuntary Termination at any time within twelve (12) months after a Change of Control, then the Employee shall not be entitled to receive the Severance Amount or other benefits hereunder, but may be eligible for those benefits (if any) as may then be established under the Company’s then existing severance and benefits plans and policies.

(b) Termination Apart from a Change of Control. If the Employee’s employment with the Company terminates for any or no reason other than within twelve (12) months following a Change of Control, then the Employee shall not be entitled to receive the Severance Amount or other benefits hereunder, but may be eligible for those benefits (if any) as may then be established under the Company’s then existing severance and benefits plans and policies at the time of such termination.

(c) Accrued Wages and Vacation; Expenses. Without regard to the reason for, or the timing of, Employee’s termination of employment: (i) the Company shall pay the Employee any unpaid base salary due for periods prior to the date of termination; (ii) the Company shall pay the Employee all of the Employee’s accrued and unused vacation through the date of termination; and (iii) following submission of proper expense reports by the Employee, the Company shall reimburse the Employee for all expenses reasonably and necessarily incurred by the Employee in connection with the business of the Company prior to the date of termination. These payments shall be made promptly upon termination and within the period of time mandated by law.

(d) Non-solicitation. In consideration of the benefits and protections conferred under this Agreement, Employee agrees that for the Non-solicit Period, the Employee shall not either directly or indirectly solicit, induce, recruit or encourage any of the Company’s Personnel to leave their employment, or take away such Personnel, or attempt to solicit, induce, recruit, encourage or take away such Personnel, either for the Employee or for any other person or entity. “Personnel” means any of the Company’s employees and any former employees who have terminated their employment with the Company within six months of the date of the purported solicitation, in each case excluding the Employee’s administrative assistant. “Non-solicit Period” means the period commencing on the date of a Change of Control and ending immediately after the end of the Compensation Continuation Period.

(e) Confidentiality. In consideration of the benefits and protections conferred under this Agreement, the Employee agrees that he or she will abide by Section 2(a) of the Employment, Confidential Information and Invention Assignment Agreement dated as of                 ,          between the Employee and the Company.

5. Limitation on Benefits.

(a) Notwithstanding anything contained in this Agreement to the contrary, to the extent that the payments and benefits provided under this Agreement and benefits provided to, or for the benefit of, the Employee under any other employer plan or agreement (such payments or benefits are collectively referred to as the “Benefits”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Benefits shall be reduced (but not below zero) if and to the extent that a reduction in the Benefits would result in Employee retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if Employee received all of the Benefits (such reduced amount is hereinafter referred to as the “Limited Benefit Amount”). Unless Employee shall have given prior written notice specifying a different order to the Company to effectuate the Limited Benefit Amount, the Company shall reduce or eliminate the Benefits, by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the “Determination” (as hereinafter defined). Any notice given by the Employee pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Employee’s rights and entitlements to any benefits or compensation.

(b) A determination as to whether the Benefits shall be reduced to the Limited Benefit Amount pursuant to this Agreement and the amount of such Limited Benefit Amount shall be made by the Company’s independent public accountants or another certified public accounting firm of national reputation designated by the Company (the “Accounting Firm”) at the Company’s expense. The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to the Company and Employee within five (5) days of the date of termination of Employee’s employment, if applicable, or such other time as requested by the Company or by Employee (provided Employee reasonably believes that any of the Benefits may be subject to the Excise Tax) and if the Accounting Firm determines that no Excise Tax is payable by Employee with respect to any Benefits, it shall furnish Employee with an opinion reasonably acceptable to Employee that no Excise Tax will be imposed with respect to any such Benefits. Within ten (10) days of the delivery of the Determination to the Employee, the Employee shall have the right to dispute the Determination (the “Dispute”). If there is no Dispute, the Determination shall be binding, final and conclusive upon the Company and the Employee.

6. Successors.

(a) Company’s Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the Company’s obligations under this Agreement and agree expressly to perform the Company’s obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound by the terms of this Agreement by operation of law.

(b) Employee’s Successors. Without the written consent of the Company, Employee shall not assign or transfer this Agreement or any right or obligation under this Agreement to any other person or entity. Notwithstanding the foregoing, the terms of this Agreement and all rights of Employee hereunder shall inure to the benefit of, and be enforceable by, Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

7. Notices.

(a) General. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of the Employee, mailed notices shall be addressed to him or her at the home address that he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.

(b) Notice of Termination. Any termination by the Company or by the Employee shall be communicated by a notice of termination to the other party hereto given in accordance with this Section. If applicable, such notice shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated. The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Involuntary Termination shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his or her rights hereunder.

8. Arbitration.

(a) Any dispute or controversy arising out of, relating to, or in connection with this Agreement, or the interpretation, validity, construction, performance, breach, or termination thereof, shall be settled by binding arbitration to be held in [San Francisco, California][Houston, Texas][Portland, Oregon], in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “Rules”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction.

(b) The arbitrator(s) shall apply California law to the merits of any dispute or claim, without reference to conflicts of law rules. The arbitration proceedings shall be governed by federal arbitration law and by the Rules, without reference to state arbitration law. Employee hereby consents to the personal jurisdiction of the state and federal courts located in [California][Texas][Oregon] for any action or proceeding arising from or relating to this Agreement or relating to any arbitration in which the parties are participants.

(c) Employee understands that nothing in this Section modifies Employee’s at-will employment status. Either Employee or the Company can terminate the employment relationship at any time, with or without cause.

(d) EMPLOYEE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. EMPLOYEE UNDERSTANDS THAT SUBMITTING ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, CONSTITUTES A WAIVER OF EMPLOYEE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, THE FOLLOWING CLAIMS:

(i) ANY AND ALL CLAIMS FOR WRONGFUL DISCHARGE OF EMPLOYMENT; BREACH OF CONTRACT, BOTH EXPRESS AND

IMPLIED; BREACH OF THE COVENANT OF GOOD FAITH AND FAIR DEALING, BOTH EXPRESS AND IMPLIED; NEGLIGENT OR INTENTIONAL INFLICTION OF EMOTIONAL DISTRESS; NEGLIGENT OR INTENTIONAL MISREPRESENTATION; NEGLIGENT OR INTENTIONAL INTERFERENCE WITH CONTRACT OR PROSPECTIVE ECONOMIC ADVANTAGE; AND DEFAMATION.

(ii) ANY AND ALL CLAIMS FOR VIOLATION OF ANY FEDERAL, STATE OR MUNICIPAL STATUTE, INCLUDING, BUT NOT LIMITED TO, TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, THE CIVIL RIGHTS ACT OF 1991, THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, THE AMERICANS WITH DISABILITIES ACT OF 1990, THE FAIR LABOR STANDARDS ACT, THE CALIFORNIA FAIR EMPLOYMENT AND HOUSING ACT, AND LABOR CODE SECTION 201, et seq;

(iii) ANY AND ALL CLAIMS ARISING OUT OF ANY OTHER LAWS AND REGULATIONS RELATING TO EMPLOYMENT OR EMPLOYMENT DISCRIMINATION.

9. Miscellaneous Provisions.

(a) No Duty to Mitigate. The Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement, nor shall any such payment be reduced by any earnings that the Employee may receive from any other source.

(b) Waiver. No provision of this Agreement may be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by an authorized officer of the Company (other than the Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Integration. This Agreement and the agreements representing the Stock Awards represent the entire agreement and understanding between the parties as to the subject matter herein and supersede all prior or contemporaneous agreements, whether written or oral. Specifically, this Agreement supersedes and replaces in its entirety the Change of Control Severance Agreement, dated                 , by and between the Employee and the Company.

(d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the internal substantive laws, but not the conflicts of law rules, of the State of California.

(e) Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.

(f) Employment Taxes. All payments made pursuant to this Agreement shall be subject to withholding of applicable income and employment taxes.

(g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

COMPANY:	NETIQ CORPORATION

By:
Charles M. Boesenberg
Chairman of the Board

EMPLOYEE:
[Name of Employee]